Exhibit 99.1

The First Bancshares, Inc. Completes Private Placement of

$66 Million of Subordinated Notes

HATTIESBURG, Miss., May 1, 2018 – The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or the “Company”), the holding company for The First, A National Banking Association (“The First”), announced today that it has completed a private placement of $66 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the “Notes”) to certain institutional investors.

$24 million of the Notes (the “10-Year Notes”) are non-callable for five years, have a stated maturity of May 1, 2028, and bear interest at a fixed rate of 5.875% per year, from and including April 30, 2018, to, but excluding May 1, 2023. From and including May 1, 2023, to the maturity date or early redemption date, the interest rate for the 10-Year Notes will reset quarterly to a level equal to the then-current three-month LIBOR rate plus 294 basis points.

$42 million of the Notes (the “15-Year Notes”) are non-callable for ten years, have a stated maturity of May 1, 2033, and bear interest at a fixed rate of 6.40% per year, from and including April 30, 2018, to, but excluding May 1, 2028. From and including May 1, 2028, to the maturity date or early redemption date, the interest rate for the 15-Year Notes will reset quarterly to a level equal to the then-current three-month LIBOR rate plus 339 basis points.

The Notes have been structured to qualify as Tier 2 capital for the Company under applicable regulatory guidelines. The Company plans to use the net proceeds from the sale of the Notes for general corporate purposes, which may include increasing bank level capital ratios to support future growth, repaying an existing line of credit and establishing holding company reserves. The Notes were assigned an investment grade rating of BBB- by Kroll Bond Rating Agency.

Stephens Inc. and Hovde Group LLC served as co-placement agents for the sale of the Notes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute such an offer, solicitation or sale in any jurisdiction in which an offering would be unlawful.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Additional information is available on the Company’s website: www.thefirstbank.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. Except as required by law, the company specifically disclaims any obligation to update any factors or to publicly announce revisions to any forward-looking statements to reflect future events or developments.

CONTACT:	For additional information, contact:
M. Ray “Hoppy” Cole, Jr.
Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer
(601) 268-8998